Exhibit 99.1

9 Meters Biopharma, Inc. Doses the First Patients in Phase 1b/2a Clinical Trial in Short Bowel Syndrome
-NM-002 is a long-acting GLP-1 agonist designed to address the gastric effects in SBS patients by slowing digestive transit time-
Raleigh, NC, July 21, 2020 - 9 Meters Biopharma, Inc. (Nasdaq: NMTR), a clinical-stage rare and unmet needs-focused gastroenterology company, announced today that the first patients have been dosed in a Phase 1b/2a clinical trial to assess NM-002 in adults with short bowel syndrome (SBS).
SBS is a life-threatening orphan disease caused by a significant shortening of the gastrointestinal tract, leading to impaired nutrient absorption. Many SBS patients rely at least partly on parenteral support, an intravenous method of providing hydration, essential nutrients and electrolytes. NM-002 is a long-acting injectable glucagon-like peptide-1 (GLP-1) receptor agonist designed specifically to treat gastric motility in SBS patients by slowing digestive transit time, which may reduce reliance on parenteral support.
The Phase 1b/2a clinical trial is an open-label, single-center study evaluating the safety and tolerability of three escalating doses of NM-002 in adult patients with SBS. Patients in each of three cohorts will receive two doses of NM-002 two weeks apart. Change in daily urine output volume is designated as the primary endpoint, as an inversely related proxy for usage of parenteral support.
NM-002,which utilizes Amunix’s proprietary XTEN® technology to extend the circulating half-life of the GLP-1 peptide (exenatide) has demonstrated acceptable safety and a half-life of up to 30 days in a 70-patient clinical study and has been granted Orphan Designation by the U.S. Food and Drug Administration.
“9 Meters seeks to offer a therapeutic option for SBS patients that mitigates reliance on parenteral support, and minimizes the frequency of dosing for patients,” said John Temperato, president and chief executive officer of 9 Meters. “When a shortened GI tract is incapable of absorbing sufficient nutrients and fluids, parenteral support is a life-saving measure. However, intravenous supplementation is extremely burdensome and can increase the risk of injection-site infection or kidney or liver complications. We hope that NM-002 can improve these patients’ quality of life.”
“NM-002 has been designed specifically to slow gut motility to allow more time for nutrient and fluid absorption. We believe NM-002 offers several advantages over the current GLP-2 product approved for SBS, with a potentially faster onset of action and a longer circulating half-life that should allow once or twice-monthly dosing rather than the current standard of daily injections,” said Patrick H. Griffin, M.D., FACP, chief medical officer of 9 Meters.
The trial is taking place at Cedars-Sinai in Los Angeles, with topline results expected in the first half of 2021. For more information, please visit ClinicalTrials.gov: NCT04379856.
The patent rights covering the use of the GLP-1 agonist technology to treat short bowel syndrome are owned by Cedars-Sinai Medical Center and are exclusively licensed by Cedars-Sinai to Naia Rare Diseases, Inc., a wholly-owned subsidiary of 9 Meters Biopharma, Inc.

About Short Bowel Syndrome
According to the National Institute of Diabetes, and Digestive and Kidney Diseases (NIDDK), SBS is a rare syndrome of problems related to poor absorption of nutrients as a result of at least half of the small intestine being removed and sometimes all or part of the large intestine; significant damage to the small intestine; or poor motility, or movement inside of the intestines. The incidence of SBS is poorly known but estimated at about 5 to 10 patients per year per million population. In adults, the incidence of SBS requiring at-home parenteral nutrition is estimated at two adult patients per year per million population. Pharmacologic therapies for SBS include trophic factors, such as short-acting daily injectable GLP-2 analogues, which may not be appropriate for all patient types.

About 9 Meters Biopharma
9 Meters Biopharma, Inc. (“the Company”) is a rare and unmet needs-focused gastroenterology company. The Company is advancing NM-002, a proprietary long-acting GLP-1 agonist into a Phase 2 trial for Short Bowel Syndrome (SBS), a rare, orphan disease, as well as larazotide, a Phase 3 tight junction regulator being evaluated for patient-reported symptom improvement in non-responsive celiac disease.

For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

Forward-looking Statements
This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, the potential effects of the ongoing coronavirus outbreak and related mitigation efforts on the Company's clinical, financial and operational activities; the Company's continued listing on Nasdaq; expectations regarding future financings; the future operations of the Company; the nature, strategy and focus of the Company; the development and commercial potential and potential benefits of any product candidates of the Company; anticipated preclinical and clinical drug development activities and related timelines, including the expected timing for data and other clinical and preclinical results; the Company having sufficient resources to advance its pipeline; and any other statements that are not historical fact. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (i) uncertainties associated with the clinical development and regulatory approval of product candidates; (ii) risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; (iii) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (iv) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; (v) the impact of COVID-19 on our operations, clinical trials or proposed merger and future financings and (vi) risks associated with the possible failure to realize certain anticipated benefits of the Company’s recent merger and the Naia acquisition, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company’s. Annual Report on Form 10-K for the year ended December 31, 2019, Form 10-Q for the quarter ended March 31, 2020 and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exhibit 99.1

Corporate contacts
Edward J. Sitar
Chief Financial Officer
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com
Media contact
Amy Jobe, Ph.D.
LifeSci Communications, LLC
ajobe@lifescicomms.com
315-879-8192
Investor contact
Corey Davis, Ph.D.
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577
Source: 9 Meters Biopharma, Inc.

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